A.M. CASTLE & CO. 8-K

Exhibit 10.1

AMENDED AND RESTATED
TRANSACTION SUPPORT AGREEMENT

March 16, 2016

This AMENDED AND RESTATED TRANSACTION SUPPORT AGREEMENT (this “Agreement”) amends and restates in its entirety the Transaction Support Agreement previously entered into by and between (i) A.M. Castle & Co. (the “Company”) and (ii) the undersigned beneficial holders or investment advisor or manager for such beneficial holders or discretionary accounts of such beneficial holders (collectively, the “Support Party”) of Existing Secured Note Claims (as defined below), Existing Convertible Note Claims (as defined below) and/or common stock or other equity interests of the Company (“Company Common Stock”), dated January 2016 (as amended as of January 29, 2016, the “Existing Agreement”). Each of the Company and the Support Party shall be referred to herein as a “Party”, and collectively as the “Parties.”

Each of the exhibits attached hereto is expressly incorporated herein and made a part of this Agreement by reference, and all references to this Agreement shall include the exhibits hereto. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the term sheet attached hereto as Exhibit A (the “Term Sheet”). The terms of this Agreement and the Term Sheet shall, whenever possible, be read in a complementary manner; provided, however, that to the extent there is a conflict between this Agreement and any of the exhibits hereto, including the Term Sheet, this Agreement (without reference to such exhibits) shall control and govern.

RECITALS

WHEREAS, the Parties wish to amend and restate the Existing Agreement;

WHEREAS, the Parties have discussed the possibility of consummating certain exchange transactions (collectively, the “Transactions”) involving the Company’s outstanding indebtedness and obligations under:

(a)          that certain Indenture, dated as of December 15, 2011, by and among the Company, as Issuer, the Guarantors from time to time party thereto, and U.S. Bank National Association, as Trustee and Collateral Agent (the “Existing Secured Note Indenture” and the notes issued thereunder, the “Existing Secured Notes” and the claims arising thereunder, the “Existing Secured Note Claims” ); and

(b)          that certain Indenture, dated as of December 15, 2011, by and among the Company, as Issuer, the Guarantors from time to time party thereto, and U.S. Bank National Association, as Trustee (the “Existing Convertible Note Indenture” and the convertible notes issued thereunder, the “Existing Convertible Notes” and the claims arising thereunder, the “Existing Convertible Note Claims”, and together with the Existing Secured Note Claims, the “Supporting Claims”);

WHEREAS, it is contemplated that the Transactions will be effectuated pursuant to (a) a private exchange offer in which the Company will offer to issue new 12.75% Senior Secured Notes due 2018 (such notes, the “New Secured Notes”) in exchange for the Existing Secured Notes (the “Secured Note Exchange Offer”), (b) a consent solicitation (the “Consent Solicitation”) to effectuate certain amendments to the Existing Secured Note Indenture, including, without limitation, the elimination of certain restrictive covenants and the release of all liens on the collateral securing the Existing Secured Notes and related guarantees and obligations and (c) a number of private exchanges in which the Company will issue new 5.25% Senior Secured Convertible Notes due 2019 (such notes, the “New Convertible Notes”) to the Supporting Convertible Noteholders (as defined below) in exchange for their Existing Convertible Notes (the “Convertible Note Exchanges”), in the case of each of clauses (a) – (c), on terms and conditions consistent with those set forth herein and in the Term Sheet;

WHEREAS, the Company may, from time to time, enter into one or more additional transaction support agreements on substantially similar terms to this Agreement (each such agreement, an “Additional Transaction Support Agreement”) with other holders of (i) Existing Secured Notes (all such holders of Existing Secured Notes that are party to this Agreement or an Additional Transaction Support Agreement, the “Supporting Secured Noteholders”), (ii) Existing Convertible Notes (all such holders of Existing Convertible Notes that are party to this Agreement or an Additional Transaction Support Agreement, the “Supporting Convertible Noteholders”), and/or (iii) Company Common Stock (all such holders of Company Common Stock that are party to this Agreement or an Additional Transaction Support Agreement, together with the Supporting Secured Noteholders and Supporting Convertible Noteholders, the “Supporting Stakeholders”);

WHEREAS, the Parties have engaged in arm’s length, good faith discussions with the objective of reaching an agreement regarding the Transactions; and

WHEREAS, the following sets forth the agreement among the Parties concerning their support for, subject to the terms and conditions hereof and in the Term Sheet, the Transactions.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Party, intending to be legally bound hereby agrees as follows:

AGREEMENT

1.           Transaction Documents.

(a)          The definitive documents and agreements governing the Transactions shall include:

(i)          (1) the confidential exchange offering memorandum for the Secured Note Exchange Offer (the “Secured Note Exchange Offering Memorandum”), (2) the supplemental indenture that will effectuate the proposed amendments (the “Proposed Amendments”) to the Existing Secured Note Indenture and the other related loan documents set forth in the Consent Solicitation, (3) an intercreditor agreement (or an amended and restated intercreditor agreement) (the “Intercreditor Agreement”), which will set forth the relative rights and priorities between and among the lenders under that certain Loan and Security Agreement, dated as of December 15, 2011, by and among, inter alia, the Company, as Borrower, certain of its subsidiaries, as Co-Borrowers and Guarantors, and Wells Fargo, National Association, as Lender and Administrative Agent (the “First Lien Loan Agreement”, and the credit facility provided for thereunder, the “ABL Facility”), the holders of the New Secured Notes and the holders of the New Convertible Notes, which Intercreditor Agreement shall be generally consistent with that certain Intercreditor Agreement, dated as of December 15, 2011, by and among Wells Fargo, National Association, as First Lien Agent, and U.S. Bank National Association, as Second Lien Agent, except that such Intercreditor Agreement shall also provide for a third-priority lien for the benefit of the New Convertible Notes on the collateral securing the New Secured Notes and the First Lien Loan Agreement as contemplated by this Agreement, and shall otherwise contain reasonable and customary terms for an intercreditor agreement of this nature; (4) the indenture governing the New Secured Notes (the “New Secured Notes Indenture”) and any related security, pledge or other loan or collateral documents; (5) a registration rights agreement with respect to all shares of Company Common Stock issued in connection with the Secured Note Exchange Offer (the “Registration Rights Agreement”); (6) a registration statement to register the resale of all Company Common Stock issued to Supporting Secured Noteholders in connection with the Secured Note Exchange Offer (the “Registration Statement”); (7) any amendments, modifications, waivers or consents with respect to the First Lien Loan Agreement reasonably necessary or appropriate to consummate the Transactions (the “First Lien Loan Agreement Consent”); (8) the New Secured Notes Supplemental Indenture (as defined below); and (9) any other related documents, releases, agreements, or instruments reasonably necessary or appropriate to effectuate the Secured Note Exchange Offer (collectively, the “Secured Note Exchange Transaction Documents”);

(ii)         (1) the Intercreditor Agreement; (2) the indenture governing the New Convertible Notes (the “New Convertible Notes Indenture”), the security agreement for the New Convertible Notes (the “New Convertible Notes Security Agreement”), and any other related security, pledge or other loan or collateral documents; (3) a registration rights agreement with respect to the shares of Company Common Stock (the “Conversion Shares”) to be issued to the Supporting Convertible Noteholders in the Convertible Note Exchanges (the “Conversion Shares Registration Rights Agreement”); (4) a registration statement to register the resale of all Conversion Shares that will be issuable upon conversion of the New Convertible Notes (the “Conversion Shares Registration Statement”); and (5) any other related documents, releases, agreements, or instruments reasonably necessary or appropriate to effectuate the Convertible Note Exchanges (collectively, the “Convertible Note Exchange Transaction Documents”); and

(iii)        the proxy statement on Schedule 14A relating to the annual or special meeting of the Company’s stockholders to obtain the Stockholder Approval (as defined below) and associated materials (collectively, the “Proxy Statement”, and together with the Secured Note Exchange Transaction Documents and the Convertible Note Exchange Transaction Documents, the “Transaction Documents”)

(b)          Each of the Transaction Documents shall be consistent with this Agreement and the Term Sheet and shall otherwise be in form and substance reasonably acceptable to the (i) Company; (ii) the Required Supporting Stakeholders (as defined below); (iii) solely with respect to the Secured Note Exchange Transaction Documents, the Required Secured Noteholders (as defined below); and (iv) solely with respect to the Convertible Note Exchange Transaction Documents, the Required Convertible Noteholders (as defined below). For the avoidance of doubt, and in addition to any provision in the underlying operative documents, once the Transaction Documents have been finalized, such documents shall not be further amended, supplemented or modified in any material respect without the consent (not to be unreasonably withheld, conditioned, or delayed) of the (1) Company; (2) the Required Supporting Stakeholders; (3) solely with respect to the Secured Note Exchange Transaction Documents, the Required Secured Noteholders; and (4) solely with respect to the Convertible Note Exchange Transaction Documents, the Required Convertible Noteholders. For purposes of this Agreement, (A) the “Required Supporting Stakeholders” shall mean Supporting Stakeholders holding, in the aggregate, more than 50.0% of the aggregate outstanding principal amount of Supporting Claims held by all Supporting Stakeholders at such time; (B) the “Required Secured Noteholders” shall mean Supporting Stakeholders holding, in the aggregate, more than two-thirds of the aggregate outstanding principal amount of Existing Secured Note Claims held by all Supporting Stakeholders at such time; and (C) the “Required Convertible Noteholders” shall mean Supporting Stakeholders holding, in the aggregate, more than two-thirds of the aggregate outstanding principal amount of Existing Convertible Note Claims held by all Supporting Stakeholders at such time.

2.           Representations of the Parties.

Each Party, severally and not jointly, represents and warrants that, as of the Effective Date (as defined below):

(a)          except as expressly provided in this Agreement (including the exhibits hereto), it has all requisite corporate, partnership, limited liability company or similar authority to execute this Agreement and carry out the Transactions contemplated hereby and perform its obligations contemplated hereunder, and the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder have been duly authorized by all necessary corporate, partnership, limited liability company or other similar action on its part.

(b)          the execution, delivery and performance by such Party of this Agreement does not violate (i) any provision of law, rule or regulation applicable to it or any of its subsidiaries in any material respect or (ii) its charter, certificate of incorporation or bylaws (or other similar governing documents) or those of any of its subsidiaries.

(c)          it is validly existing and in good standing under the law of the state of its organization and this Agreement is a legally valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability and except as any indemnification provisions relating to securities law liabilities may be unenforceable.

(d)          except as expressly provided in this Agreement (including the exhibits hereto), the execution, delivery and performance by such Party of this Agreement and the Transactions contemplated hereby do not and will not require any material registration or material filing with, material consent or material approval of, or material notice to, or other material action to, with or by, any federal, state or other governmental authority or regulatory body, other than those which have been obtained, taken or made.

(e)          if such Party is the Support Party, it (i) either (A) is the beneficial owner (as defined below) of the aggregate principal amount of Existing Secured Note Claims, Existing Convertible Note Claims, and/or Company Common Stock set forth below its name on the signature page hereof (collectively the “Participating Claims/Interests”), free and clear of any claims, liens or encumbrances that could be reasonably expected to adversely affect in any material way such Support Party’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed (for avoidance of doubt, any liens, or encumbrances arising under, out of, or relating to prime brokerage or other account agreements applicable to the accounts in which the Participating Claims/Interests are held would not be deemed reasonably expected to have an adverse material effect on performance of obligations), or (B) has investment and voting discretion with respect to such Participating Claims/Interests in respect of matters relating to the Transactions contemplated by this Agreement and has the power and authority to bind the beneficial owner(s) of such Participating Claims/Interests to the terms of this Agreement, and (ii) has full power and authority to act on behalf of, vote and consent to matters concerning such Participating Claims/Interests in respect of matters relating to the Transactions contemplated by this Agreement.

3.           Commitments of the Support Party.

During the period beginning on the Effective Date and ending on the date of the occurrence of a Support Termination Event (as defined below) (the “Support Effective Period”), the Support Party agrees that it shall, subject to the terms and conditions of this Agreement (including those set forth in the Term Sheet):

(a)          (i) subject to receipt of the First Lien Loan Agreement Consent, validly and timely (A) tender, prior to the expiration of the Early Consent Deadline, all of its applicable Participating Claims/Interests into the Secured Note Exchange Offer, (B) deliver its consent to the Proposed Amendments in the Consent Solicitation, prior to the Early Consent Deadline, with respect to the full amount of its Existing Secured Note Claims set forth below its name on the signature page hereof; and (C) exchange all of its applicable Participating Claims/Interests for New Convertible Notes in a Convertible Note Exchange, to be settled on the Convertible Note Exchange Settlement Date (as defined in the Term Sheet), in accordance with the applicable Transaction Documents; and (ii) except as permitted hereunder and under the applicable Transaction Documents, not withdraw or revoke its tender in the Secured Note Exchange Offer, or its consent in the Consent Solicitation, as applicable;

(b)          if the approval of the holders of the Company Common Stock is sought to effectuate any component of the Transactions, including any stockholder approval required under NYSE Rule 312.03 in connection with the issuance of the Conversion Shares (the “Stockholder Approval”), it shall vote all Company Common Stock that it beneficially owns to approve such actions, and take such other and further actions with respect to such Company Common Stock as are reasonably necessary or appropriate to obtain approval of the Transactions;

(c)          (i) use its commercially reasonable efforts to assist the Company in consummating the Transactions as soon as reasonably practicable on terms consistent with this Agreement, including within the time frames contemplated in this Agreement, and (ii) execute and deliver any other agreements, documents or instruments reasonably necessary to effectuate and consummate the Transactions; and

(d)          not directly or indirectly, or encourage any other entity to directly or indirectly, delay, impede, or take any other action or inaction to interfere with the acceptance, implementation, or consummation of the Transactions.

(e)          to the extent the Support Party is a beneficial owner of the New Secured Notes, give their consent to the New Secured Notes Supplemental Indenture (as defined below).

4.           Commitments of the Company.

During the Support Effective Period, the Company agrees that it shall, subject to the terms and conditions of this Agreement (including those set forth in the Term Sheet):

(a)          use its commercially reasonable efforts to (i) prepare, or cause to be prepared, the Transaction Documents, (ii) take all steps reasonably necessary or desirable to commence the Transactions as provided for in this Agreement as soon as reasonably practicable and consistent with the time frames contemplated in this Agreement, (iii) take all steps reasonably necessary to obtain any and all required regulatory and/or third-party approvals for the Transactions, (iv) consummate the Transactions as soon as reasonably practicable on terms consistent with this Agreement, including within the time frames contemplated in this Agreement, and (v) execute and deliver any other agreements, documents or instruments reasonably necessary to effectuate and consummate the Transactions;

(b)          neither (i) withdraw or terminate the Secured Note Exchange Offer (other than due to the impossibility of fulfilling a condition precedent other than the Minimum Participation Condition) nor (ii) waive any condition precedent to consummation of either the Secured Note Exchange Offer or the Convertible Note Exchanges, in each case without the prior written consent of the Required Secured Noteholders and the Required Convertible Noteholders (such consent not to be unreasonably withheld, conditioned, or delayed);

(c)          use its commercially reasonable efforts to timely file with the Securities and Exchange Commission
(the “SEC”) its Annual Report on Form 10-K for the year ended December 31, 2015 (the “2015 10-K”), which 2015 10-K shall contain all information required by Part III of such Form;

(d)          file with the SEC, (i) not later than the fifth business day following the date the Company files its 2015 10-K, the Conversion Shares Registration Statement on the appropriate form, and use its commercially reasonable efforts to have it declared effective by the SEC as soon as practicable thereafter, and (ii) to the extent and at the times required pursuant to the Term Sheet, the Registration Statement on the appropriate form, and use its commercially reasonable efforts to have it declared effective by the SEC as soon as practicable after the filing thereof;

(e)          promptly after the satisfaction of all conditions precedent to the consummation of the Convertible Note Exchanges set forth in the Term Sheet, settle the Convertible Note Exchanges on the Convertible Note Exchange Settlement Date in accordance with this Agreement;

(f)           use its commercially reasonable efforts to provide counsel to the Support Party with draft copies of all material documents, filings, agreements and instruments (including, without limitation, all Transaction Documents) that the Company intends to file or execute in connection with the Transactions as soon as reasonably practicable, and in no event later than three business days prior to the date that it intends to file or execute such documents filings, agreements and instruments, and the Company shall incorporate all reasonably requested comments of the Support Party to such documents, filings, agreements and instruments;

(g)          not directly or indirectly, or encourage any other entity to directly or indirectly, delay, impede, or take any other action or inaction to interfere with the acceptance, implementation, or consummation of the Transactions;

(h)          continue to operate the Company’s business in the ordinary course;

(i)           comply with all applicable laws, rules and regulations (including, without limitation, the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations promulgated under each) in its conduct and completion of the Transactions;

(j)           hold an annual or special meeting of its stockholders to obtain the Stockholder Approval as soon as practicable and in no event later than June 30, 2016;

(k)          use its commercially reasonable efforts to obtain the requisite consents for the New Secured Notes Supplemental Indenture (as defined below); and

(l)           after obtaining the requisite consents therefor, execute a Supplemental Indenture (the “New Secured Notes Supplemental Indenture”) to the New Secured Notes Indenture to effectuate amendments that (i) permit the Convertible Note Exchanges to occur (including, without limitation, permitting the incurrence of debt and liens in connection therewith), (ii) eliminate the requirement under the New Secured Notes Indenture for the Company to complete a registered exchange offer to holders of Existing Convertible Notes and (iii) permit additional New Convertible Notes to be issued to holders of Existing Convertible Notes who are not Supporting Convertible Noteholders in exchange for their Existing Convertible Notes, on terms no more advantageous to such holders than those offered to Supporting Convertible Noteholders.

5.           Transfers of Participating Claims/Interests

(a)          During the Support Effective Period, the Support Party agrees that it shall not sell, transfer, assign or otherwise dispose of (each, a “Transfer”) any ownership (including beneficial ownership)1 in its Participating Claims/Interests, whether directly or through a Qualified Marketmaker (as defined below) except to a party that is a Supporting Stakeholder or that agrees to become a Supporting Stakeholder and that executes and delivers to counsel to the Company, prior to the date of the relevant Transfer, an Additional Transaction Support Agreement (such transferee, a “Permitted Transferee”); provided that any such Participating Claims/Interests shall automatically be deemed to be subject to the terms of the Additional Transaction Support Agreement to which such Permitted Transferee is a party. Any Transfer of Participating Claims/Interests by the Support Party that does not comply with the procedures set forth in this Agreement shall be deemed void ab initio without the need for further action by any Party. The Support Party shall have no liability under this Agreement arising from or relating to the failure of a Permitted Transferee to comply with the terms of any applicable Additional Transaction Support Agreement.

[1]	As used in this Agreement, the term “beneficial ownership” means the direct or indirect economic ownership of, and/or the power, whether by contract or otherwise, to direct the exercise of voting rights and the disposition of, the Participating Claims/Interests or the right to acquire such Participating Claims/Interests.

(b)          Notwithstanding anything to the contrary herein, (i) a Qualified Marketmaker (as defined below) that acquires any Participating Claims/Interests with the purpose and intent of acting as a Qualified Marketmaker for such Participating Claims/Interests shall not be required to be a Supporting Stakeholder or to otherwise execute and deliver an Additional Transaction Support Agreement, nor shall such Qualified Marketmaker be subject to the proviso of Section 5(b). Any Permitted Transferee (whether acquiring Participating Claims/Interests directly from a Support Party or indirectly through a Qualified Marketmaker) may validly and timely tender any such Participating Claims/Interests and deliver its consent in the Consent Solicitation (if applicable) prior to the expiration of the applicable periods set forth herein and in the Transaction Documents, and (ii) this Section 5 shall not preclude the Support Party from (1) settling or delivering any Participating Claims/Interests that would otherwise be subject to the terms of this Agreement to settle any confirmed transaction pending as of the Effective Date or (2) executing on or after the Effective Date one or more hedge, swap or other short-sale transactions with respect to the Company Common Stock, and thereafter settling or delivering any Company Common Stock in connection with such transactions, in each case without requiring the counterparty or transferee thereof to comply with the provisions of this Agreement (including Section 5(a) hereof).

(c)          As used herein, the term “Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers claims against, or interests in, the Company (or enter with customers into long and short positions in claims against, or interests in, the Company), in its capacity as a dealer or market maker in claims against, or interests in, the Company and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

(d)          This Agreement shall in no way be construed to preclude the Support Party from acquiring additional Existing Secured Note Claims, New Secured Notes, Existing Convertible Note Claims, New Convertible Notes and/or Company Common Stock ; provided, however, that any such additional Existing Secured Note Claims, New Secured Notes, Existing Convertible Note Claims, New Convertible Notes and/or Company Common Stock shall automatically be subject to all of the terms of this Agreement.

6.           Termination of Obligations.

This Agreement shall terminate and, except as set forth in Section 16, all obligations of the Parties shall immediately and automatically terminate and be of no further force and effect upon the first to occur of any of the following events (each, a “Support Termination Event”):

(a)          by the mutual written consent of the Company and the Required Supporting Stakeholders, provided that notice of such termination is provided within five business days to the persons and entities listed on Schedule 1 annexed hereto, in accordance with Section 13 hereof;

(b)          upon the material breach by the Company of any of the undertakings, representations, warranties or covenants of the Company set forth in this Agreement, which breach remains uncured for a period of five business days after the receipt of written notice of such breach from the Required Supporting Stakeholders and unless such breach is waived by the Required Secured Noteholders and the Required Convertible Noteholders;

(c)          upon the material breach by the Support Party of any of the undertakings, representations, warranties or covenants of the Support Party set forth in this Agreement, which breach remains uncured for a period of five business days after the receipt of written notice of such breach from the Company unless waived by the Company; or

(d)          upon the occurrence of any of the following, unless such Support Termination Event is waived or, as applicable, extended, in writing by the Required Secured Noteholders and the Required Convertible Noteholders:

(i)          at 11:59 P.M. prevailing Eastern Time on January 15, 2016, unless the Company has commenced the Secured Note Exchange Offer by such time;

(ii)         at 11:59 P.M. prevailing Eastern Time on the fifth business day after the date the 2015 10-K is filed by the Company with the SEC, unless the Company has filed the Conversion Shares Registration Statement;

(iii)        at 11:59 P.M. prevailing Eastern Time on March 31, 2016, unless the Secured Note Exchange Offer has been consummated by such time;

(iv)        at 11:59 P.M. prevailing Eastern Time on June 30, 2016, unless all of the Convertible Note Exchanges have been consummated by such time;

(v)         at 11:59 P.M. prevailing Eastern Time on June 30, 2016, unless the Company shall have obtained the Stockholder Approval by such time;

(vi)        at 11:59 P.M. prevailing Eastern Time on March 31, 2016, unless the Company shall have obtained an unqualified audit opinion of Deloitte & Touche LLP with respect to the Company’s audited financial statements as of and for the year ended December 31, 2015;

(vii)       at 11:59 P.M. prevailing Eastern Time on March 31, 2016, unless the Company shall have filed with the SEC the Form 10-K for 2015;

(viii)      the issuance by any governmental authority, or any other regulatory authority or court of competent jurisdiction, of any ruling, order, injunction, judgment or decree enjoining or otherwise preventing the consummation of the Transactions;

(ix)        (A) the Company sells, assigns, transfers, conveys or otherwise disposes of all or substantially all of its assets or property in one or more related transactions; (B) a Change of Control (as defined in the Existing Secured Note Indenture); or (C) the Company taking any corporate action for the purpose of authorizing any of the foregoing;

(x)         the commencement of an involuntary bankruptcy case against the Company or any of its subsidiaries or the filing of an involuntary petition seeking a bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief in respect of the Company or any of its subsidiaries or debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, administrative, receivership or similar law now or hereafter in effect (provided that such involuntary proceeding is not dismissed within a period of thirty days after the filing thereof) or if any court of competent jurisdiction enters an order that grants the relief sought in such involuntary proceeding; or

(xi)        the Company taking any of the following actions: (A) voluntarily commencing any case or filing any petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, administrative receivership or similar law now or hereafter in effect, (B) consenting to the institution of, or failing to contest in a timely and appropriate manner, any involuntary proceeding or petition described above, (C) applying for or consenting to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or for a substantial part of its assets, (D) filing an answer admitting the material allegations of a petition filed against it in any such proceeding, (E) making a general assignment or arrangement for the benefit of creditors or (F) taking any corporate action for the purpose of authorizing any of the foregoing.

Upon the occurrence of a Support Termination Event, unless waived pursuant to Section 9, this Agreement shall terminate, each Party shall be released from its commitments, undertakings and agreements under or related to this Agreement and any of the Transaction Documents, and there shall be no liability or obligation on the part of any Party hereto; provided, however, that in no event shall any such termination relieve a Party hereto from (i) liability for its breach or non-performance of its obligations under this Agreement before the date of such termination and (ii) obligations under this Agreement which expressly survive any such termination pursuant to Section 16 hereunder. Upon termination of this Agreement, any consents, tenders and votes delivered by the Support Party prior to such termination with respect to any action that has not yet been consummated shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Company.

7.           Good Faith Cooperation; Further Assurances; Transaction Documents. The Parties shall cooperate with each other in good faith and shall coordinate their activities (to the extent practicable) in respect of all matters concerning the implementation and consummation of the Transactions. Furthermore, each of the Parties shall take such action (including executing and delivering any other agreements and making and filing any required regulatory filings) as may be reasonably necessary to carry out the purposes and intent of this Agreement. Each of the Parties, as applicable, hereby covenants and agrees (a) to negotiate in good faith the Transaction Documents consistent with the terms hereof and the Term Sheet and (b) subject to the satisfaction of the terms and conditions set forth herein, to execute the Transaction Documents (in each case to the extent such Party is contemplated to be a party thereto).

8.           Specific Performance. It is understood and agreed by the Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, including, without limitation, any order of a court of competent jurisdiction requiring any Party to comply with any of its obligations hereunder; provided, however, that each Party agrees to waive any requirement for the securing or posting of a bond in connection with such remedy.

9.           Amendments and Waivers. This Agreement, including the exhibits hereto, may not be modified, amended, or supplemented, nor shall any provision or requirement hereof be waived, without the prior written agreement signed by both (i) the Company and (ii) the Required Supporting Stakeholders; provided, however, that (x) if a proposed amendment would have a material, disproportionate and adverse effect on (1) the Supporting Secured Noteholders, then the consent of the Required Secured Noteholders shall also be required to effectuate such amendment; and/or (2) the Supporting Convertible Noteholders, then the consent of the Required Convertible Noteholders shall also be required to effectuate such amendment; and (y) any amendment or waiver of (A) the provisions of Section 6(d) or this Section 9, or (B) any amendment to the Term Sheet relating to maturity, interest rate, method or amount of payment, rate of exchange, redemption, security or minimum condition shall require the consent of each of the Supporting Stakeholders. Any waiver of any condition, term or provision to this Agreement must be in writing signed by the Company, the Required Supporting Stakeholders, the Required Secured Noteholders and/or the Required Convertible Noteholders, as applicable.

10.         Representation by Counsel. Each Party acknowledges that it has had the opportunity to be represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel, shall have no application and is expressly waived.

11.         Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflict of laws that would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in either a state or federal court of competent jurisdiction in the State and County of New York. By execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably accepts and submits itself to the exclusive jurisdiction of each such court, generally and unconditionally, with respect to any such action, suit or proceeding. EACH PARTY HERETO UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO ABOVE.

12.         Effective Date. This Agreement, as amended and restated, shall become effective, and each Party hereto shall be bound to the terms of this Agreement, as of March 16, 2016, provided the Company, the Required Secured Noteholders and the Required Convertible Noteholders have executed and delivered a signature page to this Agreement and any applicable Additional Transaction Support Agreements (the “Effective Date”); provided, however, that the Effective Date for any Supporting Stakeholder that executes an Additional Transaction Support Agreement after the occurrence of the Effective Date, as determined pursuant to the proceeding clause, shall be the date that such Supporting Stakeholder executes such Additional Transaction Support Agreement.

13.         Notices. All demands, notices, requests, consents and other communications under this Agreement shall be in writing, sent contemporaneously to each of the Parties, and deemed given when delivered, if delivered by hand, or upon transmission, if delivered by email or facsimile, at the addresses and facsimile numbers set forth on Schedule 1 hereto.

14.         Reservation of Rights. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair or restrict the ability of each Party to protect and preserve its rights, remedies and interests, including its Participating Claims/Interests and any other claims against the Company or other parties.

15.         Rule of Interpretation. Notwithstanding anything contained herein to the contrary, it is the intent of the Parties that all references to votes or voting in this Agreement be interpreted to include all means of expressing agreement with, or rejection of, as the case may be, any exchange offer or similar restructuring transaction (including the Transactions).

16.         Survival. Notwithstanding the termination of this Agreement in accordance with its terms, the agreements and obligations of the Parties in Sections 10, 11, 14, 16, 20, 22, 23 and 24 shall survive such Transfer and/or termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof.

17.         Successors and Assigns; Severability. This Agreement is intended to bind and inure to the benefit of the Parties and their respective permitted successors, assigns, heirs, executors, estates, administrators and representatives. For the avoidance of doubt, the preceding sentence shall not apply to a Party’s investment advisor, manager, general partner, controlling person or other affiliates, in their capacities as such. The invalidity or unenforceability at any time of any provision hereof in any jurisdiction shall not affect or diminish in any way the continuing validity and enforceability of the remaining provisions hereof or the continuing validity and enforceability of such provision in any other jurisdiction.

18.         Third-Party Beneficiary. This Agreement is intended for the benefit of the Parties hereto and no other person or entity shall be a third party beneficiary hereof or have any rights hereunder; provided, however, that any Supporting Stakeholder that is a party to an Additional Transaction Support Agreement is, and shall be deemed to be, a third party beneficiary of this Agreement to the extent necessary to enforce those provisions of this Agreement that require the consent, approval, support, waiver, extension or other action by the Required Supporting Stakeholders.

19.         Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. Execution copies of this Agreement may be delivered by facsimile, electronic mail or otherwise, each of which shall be deemed to be an original for the purposes of this paragraph.

20.         Entire Agreement. This Agreement (including the exhibits attached hereto) constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements (oral and written) and all other prior negotiations among the Parties with respect to the Transactions, but shall not supersede the Transaction Documents.

21.         Headings. The section headings of this Agreement are for convenience of reference only and shall not, for any purpose, be deemed a part of this Agreement and shall not affect the interpretation of this Agreement.

22.         Settlement Discussions. This Agreement is part of a proposed settlement of matters that could otherwise be the subject of litigation among the parties hereto. Nothing herein shall be deemed an admission of any kind. Pursuant to Federal Rule of Evidence 408, any applicable state rules of evidence and any other applicable law, foreign or domestic, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than to prove the existence of this Agreement or in a proceeding to enforce the terms of this Agreement.

23.         Publicity. Except as required by applicable law, rule or regulation, the Company shall not, either before or after a Support Termination Event (a) use the name of the Support Party in any press release or SEC filing without the Support Party’s prior written consent (not to be unreasonably withheld, conditioned, or delayed), or (b) disclose to any person, other than legal, accounting, financial and other advisors to the Company, the principal amount or percentage of any Participating Claims/Interests held by the Support Party or any of its respective subsidiaries or affiliates; provided, however, that the Company shall be permitted to disclose at any time the aggregate principal amount of, and aggregate percentage of, any class of Participating Claims/Interests held by all of the Supporting Stakeholders.

24.         Fiduciary Duties. Notwithstanding anything to the contrary herein, nothing in this Agreement shall create any additional fiduciary obligations on the part of the Company or any members, partners, managers, managing members, officers, directors, employees, advisors, principals, attorneys, professionals, accountants, investment bankers, consultants, agents or other representatives of the Company or its affiliated entities, in such Person’s capacity as a member, partner, manager, managing member, officer, director, employee, advisor, principal, attorney, professional, accountant, investment banker, consultant, agent or other representative of the Company or its affiliated entities that such entities did not have prior to the execution of this Agreement. Nothing in this Agreement shall create any fiduciary duty or expand the other duties or responsibilities, if any, of the Support Party to any other Supporting Stakeholder, the Company or any of the Company’s creditors or other stakeholders.

25.         Non-Discrimination Provision. If the Company enters into or has entered into any Additional Transaction Support Agreement (or any amendment thereof or waiver thereof) that contains any provision that is more favorable to the Supporting Stakeholder party to such Additional Transaction Support Agreement than the provisions of this Agreement, the Company shall promptly provide the Support Party notice thereof and a copy of such provision, and upon such notice, unless the Support Party elects otherwise within five (5) days of such notice, this Agreement shall be deemed to be amended to conform the provisions of this Agreement with such more favorable provision.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

A.M. Castle & co.

By:
Name:
Title:

Signature Page to Transaction Support Agreement

Dated:

SUPPORT PARTY SIGNATURE PAGE

Name of Institution:

By:
Name:
Title:

Telephone:
Facsimile:

OUTSTANDING PRINCIPAL AMOUNT OF EXISTING SECURED NOTE CLAIMS

$

OUTSTANDING PRINCIPAL AMOUNT OF EXISTING CONVERTIBLE NOTE CLAIMS

$

NUMBER OF SHARES OF COMPANY COMMON STOCK

Signature Page to Transaction Support Agreement

SCHEDULE 1

NOTICE ADDRESSES

If to the Company:

A.M. Castle & Co.
1420 Kensington Road, Suite 220
Oak Brook, Illinois 60523
Attention: Marec E. Edgar
E-mail address: medgar@amcastle.com

with a copy to:

Winston & Strawn LLP
35 W. Wacker Drive
Chicago, Illinois 60601
Attention: R. Cabell Morris
E-mail address: rmorris@winston.com

If to the Support Party:

To the individual named on the Support Party’s signature page with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention: Andrew N. Rosenberg, Lawrence G. Wee, and Jacob A. Adlerstein
E-mail addresses:	arosenberg@paulweiss.com
lwee@paulweiss.com
jadlerstein@paulweiss.com

EXHIBIT A

 TERM SHEET

A.M. CASTLE & CO.

Key Terms of Proposed exchange Transactions

January 2016 (amended and restated as of March 16, 2016)

This term sheet (the “Term Sheet”) describes certain terms for (i) an exchange offer to certain holders of the Existing Secured Notes (as defined below) (the “Secured Note Exchange Offer”), and (ii) the issuance of New Convertible Notes (as defined below) to each of the Supporting Convertible Noteholders holding Existing Convertible Notes (as defined below) pursuant to the Transaction Support Agreements (the “Convertible Note Exchanges”). The Convertible Note Exchanges and the Secured Note Exchange Offer are referred to as the “Transactions”.

This Term Sheet does not describe all of the material terms of the Transactions. Nothing herein shall be deemed an admission of any kind. Pursuant to Federal Rule of Evidence 408 and any applicable state or foreign rules of evidence, this Term Sheet and all negotiations relating hereto shall not be discoverable or admissible into evidence in any case or proceeding. Subject to execution of the Transaction Support Agreements, this Term Sheet shall not be construed as (i) an offer capable of acceptance, (ii) a binding agreement of any kind, (iii) a commitment to enter into, or offer to enter into, any financing or other agreement, or (iv) an agreement to support any transactions otherwise described herein. Consummation of the Transactions is subject to, among other things, definitive documentation. Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Transaction Support Agreements.

SECURED NOTE EXCHANGE OFFER

Exchange Offer Overview	In the Secured Note Exchange Offer, A.M. Castle & Co. (the “Company”) will offer to issue new 12.75% Senior Secured Notes due 2018 (the “New Secured Notes”) in exchange for the Company’s existing 12.75% Senior Secured Notes due 2016 (the “Existing Secured Notes”). The Secured Note Exchange Offer was completed on February 16, 2016.

The Secured Note Exchange Offer shall be made to Eligible Secured Note Holders (as defined below), shall be commenced not later than January 15, 2016 and shall comply with all applicable securities laws.

The Secured Note Exchange Offer shall be subject to the conditions listed under “Conditions”, below. The conditions precedent may not be waived except as provided in the Transaction Support Agreements.

The Secured Note Exchange Offer shall remain open for a period of 20 business days, subject to an “Early Consent Deadline” of 10 business days after commencement.

Conditions	The obligation of the Company to complete the Secured Note Exchange Offer is subject to the condition that not less than 66-2/3% of the Existing Secured Notes that are considered outstanding under the Existing Secured Notes Indenture (as defined below) for the purpose of determining whether the holders of the required principal amount of existing notes have concurred in any direction, waiver, vote or consent shall have been tendered into the Secured Note Exchange Offer and the holders of such Existing Secured Notes shall have given their consent to the Proposed Amendments (as defined below) (the “Minimum Participation Condition”) and that the requisite lenders under the ABL Facility shall have consented to the completion of the Transactions. The Secured Note Exchange Offer shall also be subject to customary conditions precedent.

Except as provided in the Transaction Support Agreements, the Secured Note Exchange Offer may not be withdrawn (other than due to the impossibility of fulfilling a condition precedent other than the Minimum Participation Condition) prior to March 31, 2016 and may not remain open after March 31, 2016.

Exchange Offer Consideration; Settlement	For each $1,000 principal amount of Existing Secured Notes validly tendered (and not withdrawn), an exchanging Eligible Secured Note Holder (an “Exchanging Secured Noteholder”) shall receive $1,000 principal amount of New Secured Notes.

New Secured Notes will bear interest from (and including) the last interest payment date on which interest was paid on the Existing Secured Notes. Accrued and unpaid interest will not be paid on Existing Secured notes that are accepted for exchange. Interest on the Existing Secured Notes accepted for exchange will cease to accrue upon the issuance of the New Secured Notes.

To the extent that the conditions precedent to the Secured Note Exchange Offer have been satisfied at the Early Consent Deadline, the Company shall effectuate early settlement of the Secured Note Exchange Offer with respect to all Existing Secured Notes tendered prior to the Early Consent Deadline, which settlement shall occur promptly after the Early Consent Deadline. To the extent settlement with respect to Existing Secured Notes tendered in the Secured Note Exchange Offer has not occurred as of the expiration date of the Secured Note Exchange Offer, such settlement shall occur promptly after such expiration date. Each settlement date described in this paragraph is referred to as a “Secured Exchange Settlement Date.”

Consent Solicitation	In connection with the Secured Note Exchange Offer, the Company shall concurrently commence a solicitation of consents (the “Consent Solicitation”) to the “Proposed Amendments” specified in the Offer to Exchange, including, without limitation, (i) the elimination of certain restrictive covenants in the Indenture governing the Existing Secured Notes (the “Existing Secured Note Indenture”) and (ii) the release of all liens on the collateral securing the Existing Secured Notes and related guarantees and obligations.

Eligible Secured Note Holders who tender their Existing Secured Notes in the Secured Note Exchange Offer shall be deemed to have consented to the Proposed Amendments.

Eligible Secured Note Holders who tender their Existing Secured Notes prior to the Early Consent Deadline shall be entitled to receive a consent fee equal to 2.00% of the aggregate principal amount of Existing Secured Notes so tendered, which shall be payable 50% in cash and 50%, in the Company’s sole direction, either in cash or in the Company’s common stock, par value $0.01 per share (the “Company Common Stock”), rounded down to the nearest whole share, which Company Common Stock shall be valued at the VWAP of such Company Common Stock for the 20 trading days prior to the first public announcement of the Secured Note Exchange Offer (the “Exchange Offer Announcement Date”).

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Holders of Existing Secured Notes who are not Eligible Secured Note Holders who give their consents to the Proposed Amendments prior to the Early Consent Deadline shall be entitled to receive a consent fee equal to 2.00% of the aggregate principal amount of Existing Secured Notes for which a consent has been given, payable in cash.

A supplemental indenture to the Existing Secured Note Indenture shall be executed by the Trustee, the Company and the other parties thereto promptly after the requisite consents for the Proposed Amendments under the Existing Secured Indenture are received, but the Proposed Amendments shall not be operative until a Secured Exchange Settlement Date has occurred.

All payments of consent fees shall be made at the first Secured Exchange Settlement Date after the Early Consent Deadline.

Eligible Secured Note Holders	The Secured Note Exchange Offer will be made, and the New Secured Notes will be offered and issued, only (a) in the United States to holders of the Existing Secured Notes who are “qualified institutional buyers,” as defined in Rule 144A under the Securities Act of 1933 (the “Securities Act”), (b) in the United States to holders of Existing Secured Notes who are “accredited investors,” as defined in Rule 501(a)(1), (2), (3), (7) or (8) of Regulation D under the Securities Act and (c) outside of the United States to holders of Existing Secured Notes who are persons other than U.S. persons in reliance upon Regulation S under the Securities Act (collectively, “Eligible Secured Note Holders”).

Summary of Certain Material Terms of New Secured Notes	The New Secured Notes will be subject to documentation that will provide for terms substantially identical to those of the Existing Secured Notes, except the following:

● Maturity: September 14, 2017; provided, however, that if (a) the Company satisfies the Convertible Exchange Condition (as defined below) and (b) the Company has satisfied the Special Redemption Condition (as defined below), then the maturity date for the New Secured Notes shall be December 15, 2018.

● Convertible Exchange Condition: The Company shall be deemed to have satisfied the “Convertible Exchange Condition” if the Company shall have completed the Convertible Exchange Offer by June 30, 2016.

● Additional Permitted Lien: Third-priority liens on the Collateral, which secure the New Convertible Notes.

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●	Special Redemption Condition: All net cash proceeds from sales of assets outside the ordinary course of business (other than proceeds of accounts receivable and inventory) (“Designated Asset Sale Proceeds”), received by the Company or any Restricted Subsidiary after the date of initial issuance of the New Secured Notes shall be applied either (i) to temporarily repay or prepay indebtedness under the ABL Facility (any such amounts so applied, in the aggregate, as may be reduced from time to time, the “ABL Designated Paydown Amount”) or (ii) to mandatorily redeem (on one or more occasions), upon between five and 30 days’ prior notice, the New Secured Notes at a price equal to par plus accrued and unpaid interest to, but not including, each applicable redemption date (each, a “Special Redemption”). The foregoing requirement will be in effect until Special Redemptions of at least $40.0 million aggregate principal amount of New Secured Notes have been completed. The Company shall be deemed to have satisfied the “Special Redemption Condition” if, not later than October 31, 2016, with respect to New Secured Notes in an aggregate principal amount of not less than $27.5 million, it shall have either (i) completed Special Redemptions or (ii) issued irrevocable notices for Special Redemptions. The Company’s availability under clause (1) of the definition of “Permitted Debt” (the Senior Credit Facility debt basket) will be reduced by the amount of the then outstanding ABL Designated Paydown Amount. The ABL Designated Paydown Amount will be reduced (to an amount not less than zero), from time to time, by the amount of New Secured Notes that have been subject to Special Redemption as permitted by this paragraph. If the Company does not satisfy the Special Redemption Condition, it shall pay, on the sixth trading day after October 31, 2016, an additional fee (the “Additional Fee”) to holders of New Secured Notes equal to 4.00% of the outstanding principal amount thereof, 1.00% of which shall be payable in cash and 3.00% of which shall be payable, in the Company’s sole discretion, either in cash or in Company Common Stock (rounded down to the nearest whole share), which shall be valued based on the VWAP of the Company Common Stock for the five full trading days prior to the date of payment. The Company may use, in addition to Designated Asset Sale Proceeds, the net proceeds from an issuance of Junior Indebtedness (as defined below) or equity securities to make Special Redemptions to satisfy the Special Redemption Condition or to pay the Additional Fee. The Company may use, in addition to Designated Asset Sale Proceeds, (i) the net proceeds from a sale of accounts receivable and inventory outside the ordinary course of business or (ii) cash or borrowings under the ABL Facility up to the ABL Designated Paydown Amount to make Special Redemptions to satisfy the Special Redemption Condition. “Junior Indebtedness” means indebtedness that is either unsecured or secured by a lien ranking junior to the liens securing the ABL Facility, the New Secured Notes and the New Convertible Notes. The Company shall be required to effectuate a Special Redemption only (i) if the aggregate amount of Designated Asset Sale Proceeds that have not been applied to repay or prepay the ABL Facility are greater than $5.0 million; and (ii) to the extent the Special Redemption is permitted by the ABL Facility.

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	●	Asset Sale Covenant Exception: The use of net proceeds from the sale of assets for Special Redemptions shall be a permitted application of such net proceeds under the Asset Sale covenant.

	●	Optional Redemption: The Company may redeem the New Secured Notes, in whole or in part, at any time and from time to time, at its option, at a redemption price equal to par plus accrued and unpaid interest to, but not including, the redemption date.

	●	Additional Covenants: The Company shall not (and shall not permit any of its Restricted Subsidiaries to) (i) directly or indirectly apply any net proceeds from any sale, transfer or other disposition of any assets to redeem, repay or prepay the Existing Secured Notes or the Existing Convertible Notes (as defined below) or (ii) repay, redeem, prepay, retire, defease or otherwise satisfy the Existing Secured Notes using, directly or indirectly, more than $10.0 million of borrowings under its ABL Facility (or any indebtedness that is secured by a lien that ranks higher in priority than the liens securing the New Secured Notes and the guarantees thereof).

	●	Additional Event of Default: The Company has not completed the Convertible Note Exchanges by June 30, 2016 (other than by reason of a material breach of the relevant Transaction Support Agreement by the relevant Supporting Convertible Noteholder).

	●	Post-Closing Amendments to the Indenture Governing the New Secured Notes: Technical amendments to the Indenture, dated as of February 8, 2016, governing the New Secured Notes (the “New Secured Notes Indenture”) will be made with the consent of holders of a majority of the outstanding aggregate principal amount of New Secured Notes eligible to give such consents (i) in order to permit the Convertible Note Exchanges and related transactions and (ii) in order to permit the issuance of Subsequent Exchange Notes (as defined in the New Secured Notes Indenture) to any holders of Existing Secured Notes (including those that were eligible to participate in the Secured Notes Exchange Offer), on terms no more advantageous to the holders of such Existing Secured Notes than the terms of the Secured Note Exchange were to the Supporting Secured Noteholders, provided that such terms shall not include a Consent Solicitation or the payment of any tender or consent fees.

Registration Rights

All shares of Company Common Stock issued in connection with the Secured Note Exchange Offer will have customary shelf registration rights pursuant to a customary registration rights agreement (the “Registration Rights Agreement”). The Registration Rights Agreement will permit all legal means of monetizing the Company Common Stock by the selling stockholders. Pursuant to the Registration Rights Agreement, the Company shall file a registration statement (the “Registration Statement”) on Form S-3 (or another appropriate form, if Form S-3 is unavailable) to register the resale of such Company Common Stock not later than October 1, 2016, if, as of such date, the Company (A) has not satisfied the Special Redemption Condition and (B) has not determined irrevocably to pay the Additional Fee entirely in cash. The Company shall also seek to have such Registration Statement declared effective by the SEC as soon as practicable after filing thereof.

The New Secured Notes will not have registration rights.

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CONVERTIBLE NOTE EXCHANGES

Exchange Offer Overview	In each of the Convertible Note Exchanges, the Company will offer to issue new 5.25% Senior Secured Convertible Notes due 2019 (the “New Convertible Notes”) in exchange for the Company’s existing 7.00% Convertible Senior Notes due 2017 (the “Existing Convertible Notes”) that are held by each Supporting Convertible Noteholder. The Convertible Note Exchanges shall be settled on the Convertible Note Exchange Settlement Date (as defined below). The “Convertible Note Exchange Settlement Date” shall be June 30, 2016 unless (i) the Stockholder Approval (as defined below) shall have been earlier obtained and (ii) the Conversion Shares Registration Statement (as defined below) shall have been earlier declared effective by the SEC, in which case, the Convertible Note Exchange Settlement Date shall be as promptly as practicable after both such events described in clauses (i) and (ii) have occurred.

Exchange Consideration	For each $1,000 principal amount of Existing Convertible Notes exchanged pursuant to the Convertible Note Exchanges, an exchanging holder of Existing Convertible Notes (an “Exchanging Convertible Noteholder”) shall receive $700 principal amount of New Convertible Notes.

The Company shall pay in cash on the Convertible Note Exchange Settlement Date any accrued and unpaid interest owed to an Exchanging Convertible Noteholder on account of its exchanged Existing Convertible Notes.

Summary of Certain Material Terms of New Convertible Notes	The New Convertible Notes will be subject to documentation which will include, among other things, the following material terms:

	●	Guarantors: All current and future guarantors of the New Secured Notes, the Existing Secured Notes, the ABL Facility and any other indebtedness of the Company or any guarantor of the New Convertible Notes with an aggregate principal amount in excess of $0.5 million must also guarantee the New Convertible Notes.

	●	Collateral: The New Convertible Notes shall be secured on a “silent” third-priority basis by the same collateral that secures the New Secured Notes. Unlimited additional senior lien debt will be permitted. The collateral agent for the New Convertible Notes will enter into an intercreditor agreement (or an amendment to an existing intercreditor agreement) with the collateral agents for the New Secured Notes and the ABL Facility to reflect such lien subordination and limitations on remedies.

	●	Maturity: December 31, 2019.

	●	Interest Rate: 5.25% per annum, payable semi-annually in cash.

	●	Fundamental Change: Clause (5) of the definition of “Fundamental Change” will be replaced by “(5) the Common Stock ceases to be registered under the Exchange Act.” Upon the occurrence of a Fundamental Change, the holders of New Convertible Notes will be able to request that the Company repurchase the New Convertible Notes at par. The holders of New Convertible Notes will also be able to convert their New Convertible Notes upon the occurrence of a Fundamental Change. If a conversion occurs in connection with a Fundamental Change, for each $1,000 principal amount of New Convertible Notes, the number of shares of Company Common Stock issuable upon conversion shall equal the greater of (A) $1,000 plus the amount of the Make-Whole Premium (as defined below) divided by the then applicable Conversion Price and (B) $1,300 divided by the Stock Price with respect to such Fundamental Change. Settlement upon conversion in connection with a Fundamental Change shall be in the form of cash, shares of Company Common Stock or a combination of both, in the Company’s sole discretion. The value of shares of Company Common Stock for purposes of the settlement of such conversion will be based on the VWAP of such shares for the 20 trading days immediately preceding the date of conversion. The New Convertible Notes will not contain provisions analogous to those applicable to the Existing Convertible Notes that require the issuance of “Additional Shares” in connection with a Fundamental Change.

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●	Conversion Price: The New Convertible Notes shall initially be convertible into shares of Company Common Stock at a conversion price (the “Conversion Price”) per share equal to $2.25. The Conversion Price shall be subject to the same adjustment provisions contained in the Existing Convertible Notes; provided that, to the extent Company Common Stock (or derivatives) is issued in respect of any Existing Convertible Notes after the completion of the Convertible Note Exchanges at an issue price (or exercise or conversion price, as the case may be) per share that is lower than the Conversion Price then in effect, (i) the Conversion Price shall be adjusted to the lower of (x) the lowest issue price per share of the Company Common Stock so issued and (y) the lowest conversion or exercise price per share of any such derivatives, and (ii) the Conversion Price shall have the benefit of any adjustment provision applicable to the conversion or exercise price of such derivatives, to the extent such provision is more favorable than that applicable to the Conversion Price.

●	Optional Redemption: Upon 20 trading days’ notice, if the daily VWAP of the Company Common Stock has been at least 130% of the Conversion Price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which such notice of redemption is provided, the Company shall, from time to time, have the right to redeem any or all of the New Convertible Notes at a price equal to (A) 100.0% of the aggregate principal amount thereof plus (B) the Make-Whole Premium (as defined below). The redemption price can be paid in the form of cash, shares of Company Common Stock or a combination of both, in the Company’s sole discretion. The value of shares of Company Common Stock will be based on the VWAP of such shares for the 20 trading days immediately preceding the date of redemption. Prior to the third trading day prior to the date of any such redemption, any New Convertible Notes called for redemption may be converted into shares of Company Common Stock at the Conversion Price then in effect.

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●	Conversion: At any time on or prior to December 31, 2019, the holders of New Convertible Notes may convert the New Convertible Notes, from time to time, in whole or in part, into shares of Company Common Stock at the then-applicable Conversion Price. The conversion may be settled in the form of cash, shares of Company Common Stock or a combination of both, in the Company’s sole discretion. The value of shares of Company Common Stock for purposes of the settlement of the conversion right will be calculated as provided in the indenture for the Existing Convertible Notes, using a 20 trading day period rather than a 40 trading day period for the Observation Period. Upon such conversion, the converting holder shall be entitled to receive an amount equal to the Make-Whole Premium, payable in the form of cash, shares of Company Common Stock or a combination of both, in the Company’s sole discretion. The value of shares of Company Common Stock for purposes of calculating the Make-Whole Premium upon conversion will be based on the greater of (x) 130% of the Conversion Price then in effect and (y) the VWAP of such shares for the relevant Observation Period (using a 20 trading day period), as provided in the indenture for the Existing Convertible Notes.

●	Accrued Interest Amount: In addition, the Company shall pay, on the relevant redemption date (conversion date or a fundamental change settlement date), in cash, all accrued and unpaid interest on the New Convertible Notes to be redeemed to, but not including the relevant redemption date (or conversion date, as the case may be) (the “Accrued Interest Amount”).

●	Make-Whole Premium: “Make-Whole Premium” means, with respect to each $1,000 in principal amount of New Convertible Notes, an amount equal to the present values of all scheduled payments of interest on the New Convertible Notes to be redeemed from the relevant redemption date (or conversion date, in the case of a conversion) to (and including) the earlier of (x) the fourth interest payment date after such redemption date (or conversion date, as the case may be) and (y) December 31, 2019 (excluding the Accrued Interest Amount), computed using a discount rate equal to the yield on the U.S. treasury security whose tenor most nearly approximates the time until each such interest payment plus 0.50%.

●	Delisting: Delisting from the NYSE/NASDAQ will not be an Event of Default or Fundamental Change, but the Company shall use all commercially reasonable efforts to remain listed on either the NYSE or NASDAQ.

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	●	No Additional Third Lien Debt: The Company and the guarantors of the New Convertible Notes may not incur additional debt secured by liens that rank equally with the liens securing the New Convertible Notes, other than additional New Convertible Notes issued in exchange for Existing Convertible Notes that have not been exchanged in the Convertible Note Exchanges, on terms no more advantageous to the holders of such Existing Convertible Notes than the terms of the Convertible Note Exchanges are to the Supporting Convertible Noteholders.

	●	Certain Limitations on Refinancing of Certain Existing Debt: The Company shall not refinance the Existing Convertible Notes or the Existing Secured Notes with any indebtedness (i) that is senior (either in right of payment or as to security) to the New Convertible Notes, (ii) as to which a Person other than the Company or a guarantor of the New Convertible Notes is an obligor or provides credit support or (iii) that has any scheduled amortization payments or a maturity date that is earlier than 91 days after the maturity date of the New Convertible Notes. Notwithstanding the foregoing, the Company shall be permitted to subsequently issue additional New Secured Notes in exchange for Existing Secured Notes on terms no more advantageous to the holders of such Existing Secured Notes than the terms of the Secured Note Exchange were to the Supporting Secured Noteholders, provided that such terms shall not include a Consent Solicitation or the payment of any tender or consent fees.

Registration Rights	Any Conversion Shares issuable in respect of the New Convertible Notes issued to Supporting Convertible Noteholders will be subject to registration rights under a customary registration rights agreement (the “Conversion Shares Registration Rights Agreement”), which will provide for the filing of a registration statement on Form S-3 (or another appropriate form, if Form S-3 is unavailable) to register the resale of such Conversion Shares (the “Conversion Shares Registration Statement”). The Conversion Shares Registration Statement will permit all legal means of monetizing the Conversion Shares by the selling securityholders. Pursuant to the Conversion Shares Registration Rights Agreement, the Company will use all commercially reasonable efforts to file the Conversion Shares Registration Statement as soon as practicable after the filing of its Annual Report on Form 10-K for the year ended December 31, 2015 (but not later than the fifth business day after such filing) and to have the Conversion Shares Registration Statement declared effective by the SEC as soon as practicable after the filing thereof.

The Company shall pay the holders of registrable securities under the Conversion Shares Registration Rights Agreement a fee in cash equal to 5.00% of the aggregate principal amount of such holders’ New Convertible Notes if it fails to have the Conversion Shares Registration Statement declared effective at or prior to the Convertible Note Exchange Settlement Date and an additional fee of 0.50% of the aggregate principal amount of such holders’ New Convertible Notes for each period of 30 days thereafter that the Conversion Shares Registration Statement has not been declared effective. Any such fees will be distributed pro rata among the Supporting Convertible Noteholders based on the principal amount of New Convertible Notes held.

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Conversion Limitation	To the extent required under NYSE Rule 312.03, until stockholder approval (the “Stockholder Approval”) under NYSE Rule 312.03 is obtained for the issuance of all of the Conversion Shares, the aggregate number of shares of Company Common Stock that may be issued upon conversion of the New Convertible Notes shall not exceed a number equal to 19.99% of the outstanding shares of Company Common Stock as of the date of commencement of the Convertible Note Exchange Offer.

The Company agrees to use all commercially reasonable efforts to file a Proxy Statement on Schedule 14A with respect to Stockholder Approval within five (5) business days of the effective date of the amended and restated Transaction Support Agreements and obtain Stockholder Approval as soon as practicable thereafter.

To the extent the Stockholder Approval is required under NYSE Rule 312.03 and has not been obtained on or prior to June 30, 2016, Additional Interest (as defined below) shall be paid on the New Convertible Notes until Stockholder Approval has been obtained. “Additional Interest” means, initially, 2.00% per annum, increasing to 4.00% per annum on October 1, 2016. Prior to Stockholder Approval and upon either (i) a Fundamental Change or (ii) the Company’s exercise of its optional redemption rights, the Company’s right to settle in Company Common Stock (including upon a conversion in connection therewith) shall be capped at 19.99% of the then outstanding shares of Company Common Stock, with the remainder payable in cash.

The conversion right will also be limited so that, while the shares of Company Common Stock are registered under the Exchange Act, no holder (or group of affiliated holders) may convert its New Convertible Notes into a number of shares of Company Common Stock that exceeds the number that would cause such holder (or group of affiliated holders) to beneficially own more than 9.99% of the outstanding shares of Company Common Stock, except in connection with an issuance of Company Common Stock pursuant to, or upon a conversion in connection with, (i) the Company’s optional redemption rights or (ii) a Fundamental Change.

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